THIS INSTRUMENT PREPARED BY:
Mary Neese Fertl, Esq.
Quarles & Brady
411 East Wisconsin Avenue
Suite 2900
Milwaukee, WI  53202

                        VACATION LICENSE PLAN

                                 FOR

                          CHARTHOUSE SUITES


     This Vacation License Plan (the "Plan") for Charthouse Suites is made this ____ day of __________, 1998, by CHARTHOUSE SUITES
VACATION OWNERSHIP, INC., a Florida corporation (the "Developer").

     WHEREAS, the Developer has the escrowed right to acquire the property described on Exhibit A (the "Property") and the current owner which owns in fee simple of the real property has agreed to sell the property to the Developer; and

     WHEREAS, the Developer desires to sell Vacation Interests, with Rental Pool Arrangement (the "Interests"), which shall entitle the holder to the income arising from rental or, upon the proper notice, the license right to use for eight weeks in each calendar year (two weeks in each season), a studio or suite of a certain category in Charthouse Suites located upon the Property, until December 31, 2040, pursuant to the terms of a Subscription and Purchase Agreement for Charthouse Suites Vacation Interests between the Developer and the purchaser; and

     WHEREAS, the Developer desires to provide for the preservation of the values and the amenities which are available for use by the purchasers of Interests, and to this end does hereby establish this Vacation License Plan as hereinafter set forth.

     NOW, THEREFORE, in consideration of the premises and mutual covenants herein contained, the Developer hereby declares that the Property shall be owned, held, used, transferred, sold, conveyed, demised and occupied, subject to the conditions, covenants, restrictions, easements, reservations, regulations and burdens hereinafter set forth, until this Plan is terminated as provided herein.

                              ARTICLE I
                             DEFINITIONS

     The following words and phrases when used in the Plan (unless the context should clearly reflect another meaning) shall have the following meanings:


A. "Advisory Committee" means the board of Licensees selected by the Developer pursuant to the terms of this Plan.

B. "Annual Assessment" means the share of funds required for the payment of Common Expenses, which is assessed annually against a Licensee.

C.   "Assigned Unit Weeks" means the Unit Weeks assigned to a
     Licensee by the Developer pursuant to the Subscription
     Agreement executed by such Licensee and the Developer or assigned by the Managing Entity.

D. "Common Elements" means the studios or suites, the four-story hotel structure, including, without limitation, the hallways, elevators, mechanical equipment, heated swimming pool, the parking areas and the laundry room.

E. "Common Expenses" means the costs incurred in the operation of the Resort Facility, as more particularly set forth in this Plan.

F. "Developer"means Charthouse Suites Vacation Ownership Inc., a Florida corporation, its grantees, successors and assigns. A "Licensee" (as hereinafter defined) shall not solely, by reason of the purchase of a "Time Share License" (as hereinafter defined), be deemed a grantee, successor or assign of Developer's rights or obligations under the Plan, unless such Licensee acquires the interests for purposes of resale or is specifically so designated as a successor or assign of Developer's rights or obligations in the respective instrument of conveyance or other instruments executed by Developer and further provided, under the Act, there is a rebuttable presumption that an owner who has acquired more than 7 time share periods did not acquire them for his own use or occupancy and would then be deemed a developer. Nothing herein shall be deemed to contradict the definition of Developer in the Act with regard to the sale of time share licenses.

G. "Interest" or "License" means a right to collect revenues, if any, arising from rental or, upon proper notice, the right to occupy a certain category of suite in Charthouse Suites for the Weeks assigned to the Licensee under a Subscription Agreement, which License, if not sooner terminated, shall terminate on December 31, 2040, which right is neither coupled with a freehold interest nor coupled with an estate for years with a future interest in a property, as described in the Plan.

H. "Licensee" means a person to whom the Developer has entered into a Subscription Agreement, his heirs, successors or assigns.

I. "Managing Entity" means Charthouse Suites Vacation Ownership, Inc., its grantees, successors or assigns, or such other entity designated by the Developer from time to time to serve as such Managing Entity, which party has acknowledged in writing it has accepted the duties and obligations of serving as Managing Entity.

J. "Plan" or "Vacation License Plan" means this Vacation License Plan, as amended from time to time and means any timeshare plan consisting exclusively of time share licenses, subject to the definition of "Vacation Plan" in the Act.

K. "Resort Facility" means the Chart House Suites hotel property described on attached Exhibit A, all improvements thereon (including the suites, the Common Elements and all furniture, furnishings and fixtures therein) and all easements and rights appurtenant thereto intended for use in connection therewith. The Resort Facility does not include the Marina or its successor operations.

L. "Rules and Regulations" means the Rules and Regulations established and promulgated from time to time by the Managing Entity with respect to the use of the Resort Facility.

M. "Service Period" means that period of time commencing at the end of each Unit Week and ending at the beginning of the next Unit Week to be used by the Managing Entity to clean, service and maintain a Unit.

N. "Subscription Agreement" means the purchase contract to acquire an Interest in the Plan.

O. "Special Assessment" means a share of funds required for the payment of Common Expenses, which from time to time is assessed against a Licensee in addition to the Annual
     Assessment.

P.   "Unit" means one of the 25 suites in the Resort Facility.
     "Units" means more than one Unit.

Q. "Unit Week" or "Week" means a period of use of a Unit, which shall consist of seven (7) days. Unit Weeks are computed as follows:

     Unit Week No. 1 is the Seven (7) Days commencing on the first Sunday in each calendar year.

     Unit Week No. 2 is the Seven (7) Days succeeding.

     Additional Unit Weeks, up to and including Unit Week No.
     52, are computed in a like manner.

     Unit Week No. 52 contains the Seven (7) Days succeeding the end of Unit Week No. 51, without regard to the month or year. Unit Weeks run from 12:00 p.m. on the first Sunday of the Unit Week to 12:00 p.m. on the last Saturday of the Unit Week, subject to the service period. Any excess days not otherwise assigned shall remain the property of the Developer.

                              ARTICLE II
          DESCRIPTION OF IMPROVEMENTS AND TIME SHARING PLAN


A.   Description of Resort Facility.

     The Resort Facility includes a four-story hotel containing 25 studios or suites located at 850 Bayway Boulevard, Clearwater Beach, Florida, together with certain common amenities, as exist from time to time, including the heated swimming pool, parking areas, laundry room and administrative office. The Resort Facility is owned in fee simple by Decade Properties, Inc. which has agreed to sell the property to the Developer. The Resort Facility does not include the Marina. The Developer has been formed to facilitate the sale of Interests to use the Resort Facility.

B.   Vacation License Plan.

     The Developer shall enter into a License with each Licensee, whereby such Licensee is granted the right to receive proceeds arising from rental of the Unit, if any, or, upon written request, to occupy a particular category of suite for eight weeks each calendar year (two weeks in each season) terminating on December 31, 2040. Winter is Weeks 46-52 and 1-6, Spring is Weeks 7-19, Summer is Weeks 20-32 and Fall is Weeks 33-45. The Developer and/or Managing Entity shall establish the annual Schedule, in its sole discretion, whose decision as to the Weeks assigned to a Licensee each calendar year shall be final. The particular Unit to which the Licensee's Weeks shall be applicable shall be assigned by the Developer and/or the Managing Entity in the category of the Class of Interest purchased by the Licensee. The category of suite or studio that may be used by a Licensee shall be determined by the Class of Interest purchased by the Licensee. The Classes of Interests are as follows:

Class A                  The ownership of A Interests allows the
Interests--Standard      Licensee use of a standard studio with
Studio:                  two queen-sized beds overlooking the
                         marina and Clearwater Bay, for two weeks in each season until December 31, 2040.
                         Units 201, 202, 301, 302, 401 and 402 in
                         Chart House Suites hotel are the studios applicable to the Class A Interests.


Class B Interest--       The ownership of B Interests allows the
King Studio:             Licensee use of a spacious king studio
                         with one king-sized bed overlooking the
                         marina and Clearwater Bay, for two weeks in each season until December 31, 2040.
                         Units 103, 104, 105 and 106 in Chart
                         House Suites hotel are the studios
                         applicable to the Class B Interests.

Class C Interest--       The ownership of C Interests allows the
Large Studio:            Licensee use of a large studio with two
                         queen-sized beds overlooking Clearwater
                         Bay, the marina or southern exposure, for two weeks in each season until December 31, 2040. Units 101, 102, 206, 207, 305 and
                         306 in Chart House Suites hotel are the
                         studios applicable to the Class C Interests.

Class D Interests--      The ownership of D Interests allows the
1 Bedroom Suite:         Licensee use of a one-bedroom suite
                         overlooking the marina, Clearwater Bay, the swimming pool or southern exposure for two weeks in each season until December 31, 2040.
                         Units 204, 303, 304, 307, 403 and 404 in Chart
                         House Suites hotel are the suites applicable to the Class D Interests.

Class E Interests--      The ownership of E Interests allows the Licensee
1 Bedroon Suite          use of a one-bedroom suite, with lanai, with a
(with lanai):            view of Clearwater Bay, for two weeks in each
                         season until December 31, 2040.  Units 203 and
                         205 in Chart House Suites hotel are the suites applicable to the Class E Interests.

Class F Interest--       The ownership of F Interests allows the Licensee
Penthouse:               use of a two-bedroom penthouse suite, with a fully
                         equipped kitchen, living room, den, dining room, two full baths (one with a jacuzzi) and a large private balcony overlooking Clearwater Bay, for two weeks in each season until December 31, 2040.
                         Unit 405 in Chart House Suites hotel is the suite applicable to the Class F Interest.

The remainder interest shall be vested in the Developer and their heirs, successors and assigns, as their interests may appear. A Licensee may purchase more than one (1) License or more than one
(1) Interest. The Licensee shall be entitled to the exclusive use of a Unit in the Class of Interest purchased, the specific Unit to be designated by the Managing Entity, which use shall only be during the Assigned Unit Weeks and to no other Unit or during any other Unit Weeks. A Licensee should expect to occupy different suites available within the Class of Interest purchased for each of the Licensee's Unit Weeks. During the Assigned Unit Weeks, the Licensee shall also have the right to the non-exclusive use of the common areas of the Resort Facility. A Licensee shall not have the right to the use of the Resort Facility, except during such Licensee's Assigned Unit Weeks.

     Pursuant to Section 721.05(27)(a) under Florida law a person who acquires more than seven Unit Weeks may be considered a developer and there is a rebuttable presumption that a person who has acquired such may be deemed a Developer. Pursuant to Section 721.05(27)(c) a person who sells his entire Interest in a single transaction, in other words all vacation Interests, is not a developer. If a person intends to sell partial Interests (i.e. Unit Weeks), they will need to consider their obligations under Florida law, including an obligation to register as a developer in order to sell partial Unit Weeks. Registering as a developer involves completing forms, paying a fee, and, among other things agreeing to follow rules governing advertising and licensing of sellers.

                             ARTICLE III
                  MANAGEMENT OF THE RESORT FACILITY


A. Maintenance and Management of the Resort Facility. The Managing Entity shall manage and operate the Resort Facility. The Managing Entity shall be responsible for supervising the maintenance, repair and replacement of the entire Resort Facility, the costs of which to be a Common Expense. The Managing Entity may enter into an agreement(s) with such firms or companies as it may determine to provide certain management, services and maintenance with respect to the Resort Facility as the Managing Entity deems advisable and for such period of time and on such basis as it determines. The fee for such services shall be deemed a Common Expense and included in the regular maintenance assessment.

B. Duties of the Managing Entity. The Managing Entity shall have the following duties:

     1. Repair and Maintenance of Resort Facility: The Managing Entity shall be responsible for supervising the maintenance, repair and replacement of all of the Resort Facility.

     2. Color Schemes: The Managing Entity shall determine the interior color scheme, decor and furnishings of each Unit in the Resort Facility, as well as the proper times for redecorating and replacements thereof. In addition, the Managing Entity shall determine the color scheme of the buildings and all exteriors and the interiors thereof and shall be responsible for the maintenance thereof. The Managing Entity shall maintain and keep all portions of the Resort Facility managed in a condition substantially similar to the architectural design or such change in design as the Developer may determine from time to time, unless the Developer consents in writing to such structural changes or improvements.

     3. Utilities: The Managing Entity shall acquire water, sewer, garbage disposal, electrical, telephone, gas and other necessary utility services for the Resort Facility.

     4. Insurance: The Managing Entity shall obtain, maintain and enforce the policies of insurance as obtained by the Managing
Entity from time to time.

     5. Rules and Regulations: The Managing Entity shall make, establish, promulgate, amend and repeal rules and regulations with respect to the use of Units and the Resort Facility.

     6. Enforcement of Restrictions and Rules: The Managing Entity shall perform such other acts, whether or not expressly authorized by the Plan, as may be reasonably necessary to enforce any of the provisions of the Plan and the Rules and Regulations, subject to its reasonable discretion.

     7. Compliance with Act: The Managing Entity shall perform all duties of a managing entity to the extent required by the Laws. In addition to such requirements, the Managing Entity shall:

          (a)  Provide, each year, to all Licensees an itemized
Annual Budget, which shall include all estimated revenues and expenses;

          (b) Maintain all books and records concerning the Resort Facility. The books and records, with respect to the Resort Facility, shall be kept separately from any other project of the Managing Entity. All such books and records shall be reasonably available for inspection by any Licensee or the authorized agent of any Licensee.

          (c) Maintain among its records, and provide to the Department of Business and Professional Regulation, Division of Florida Land Sales, Condominiums and Mobile Homes, Bureau of Timeshare upon request, a complete list of the names and addresses of all Licensees in the Vacation License Plan. The Managing Entity shall update this list no less frequently than quarterly;

          (d) Make available for inspection by the Department of Business and Professional Regulation, Division of Florida Land Sales, Condominiums and Mobile Homes, Bureau of Timeshare, the books and records of the Plan, upon request of the Department of Business and Professional Regulation, Division of Florida Land Sales, Condominiums and Mobile Homes, Bureau of Timeshare;

          (e) Schedule the occupancy of Units and assign the Unit Weeks in the Resort Facility to the Licensees in accordance with their Licenses; and

          (f) Perform any and all other functions and duties which are necessary and proper to maintain, operate and manage the Resort Facility.

C.   Powers and Authority of the Managing Entity.

     In addition to such other powers as may be set forth in the Plan, the Managing Entity shall have the power to do and perform any and all lawful things which may be authorized, required or permitted to be done by the Managing Entity under this Plan or by law and to do and perform any and all acts which are necessary or proper for or incidental to the operation of the Resort Facility (the costs of which shall be Common Expenses), including without limitation:

     1. Assessments: To levy assessments on the Licensees and to enforce payments of such assessments.

     2. Right of Entry and Enforcement: To enter upon any portion of the Resort Facility for the purpose of enforcing by peaceful means any provisions of this Plan, or for the purpose of maintaining, replacing or repairing any such area, if, for any reason whatsoever, maintenance, replacement or repair is required thereto.

     3. Employment of Agents: To employ the services of any person or corporation as Manager, or other employees, to, as may be directed by the Managing Entity, manage, conduct and perform the business, obligations and duties of the Managing Entity, and to enter into contracts for such purpose. Such agent shall have the right to ingress and egress over such portions of the Resort Facility as is necessary for the performance of such business, duties and obligations.

     4. Employment of Professional Advisors: To employ professional council and advisors from persons, firms or corporations as determined by the Managing Entity, such as, but not limited to, landscape architects, recreation experts, planners, lawyers and accountants.

     5. Miscellaneous: To make and enter into contracts, leases or concessions.

     6. Personal Liability: Neither the Developer nor the Managing Entity nor any of their respective officers, directors or employees shall be personally liable to any Licensee or to any other party, for any damage, loss or prejudice suffered or claimed on account of any act, omission, error or negligence of the Managing Entity, or Developer or any other representative or employee of the Managing Entity, or the Developer, provided that such person, firm or entity has, upon the basis of such information as may be possessed by him at such time, acted in good faith, without willful or intentional misconduct.

     7. Books and Records: To keep separate the books and records for the Resort Facility.

     8. Occupancy: To prohibit occupancy of a Unit in accordance with applicable law.

     9. Charthouse Rental Pool: To operate the Charthouse rental pool and pay all costs of the rental pool.

                              ARTICLE IV
                   ASSESSMENTS FOR COMMON EXPENSES


A.   Affirmative Covenant to Pay Expenses.

     In order to (1) fulfill the covenants in the Plan; (2) to preserve the Units and the Resort Facility for the recreation, safety, welfare and benefit of the Licensees and their invitees, guests, family members and lessees; and (3) to provide for improvement, maintenance and preservation of the Units and the Resort Facility and the services and amenities provided for herein, there is hereby imposed upon the Licensees, the affirmative covenant and obligation to pay the Common Expenses as defined, and more particularly set forth, in this Plan. The Managing Entity shall prepare and adopt an Annual Budget setting forth the Common Expenses for the operation and management of the Resort Facility.

     The Managing Entity shall assess each Licensee in the Resort Facility its share of the Common Expenses, which share shall be assessed annually as an Annual Assessment, and the Managing Entity shall collect said sums. The Assessment shall be determined as follows: Each Licensee shall be responsible for a proportionate share of the Common Expenses attributable to the Unit Weeks which are licensed to the Licensee. It is understood that the total Common Expenses shall be allocated to the respective Classes of Interests as follows:

                                          Total
                                      Per Interest
                            Total       By Class
                          Per Class      (8 Unit
                                         Weeks)
Class A Interest             19.6045%         .5027%
                             13.0696%         .5027%
                             21.1522%         .5424%
                             29.4067%         .7540%
                             10.4901%         .8069%
                              6.2769%         .9657%
                                 100%        4.0744%

Each Licensee shall be responsible for a uniform portion of the Common Expenses allocated to the Class of Interest under such License, with the numerator being the number of Assigned Unit Weeks licensed to the Licensee and the denominator being the total number of Unit Weeks included in that particular class.

     Thereafter, such Annual Assessment shall not increase annually by more than 10% per annum determined on a compounded basis (except for the portion of the assessment relating to real estate taxes and insurance) without the affirmative vote of a majority in interest of the total Unit Weeks. For purposes of the vote of Unit Week Holders, the Developer will be allowed to vote the Unit Week of unissued Interests or defaulted Interests. An Advisory Committee, as described in subsection C below, may be consulted for advice regarding certain management decisions relevant to establishing the Annual Assessment. The Licensee shall not have the right to use of a suite or studio during such Licensee's assigned Unit Weeks if the Licensee is not current in the payment of Annual Assessments due by the Licensee as determined by the Managing Entity. If the Licensee participates in an Exchange Program, then prior to any transfer of a Unit Week to which the Licensee is entitled, all assessments which will be applicable for all periods prior to the Unit Week(s) to be transferred shall be due and must be paid in full prior to any transfer. Any transfer without such assessments being paid in full shall be void, and neither the Managing Entity nor the Developer shall be bound to honor same.

     B. Special Assessments. Notwithstanding the foregoing, each Licensee shall be obligated to pay such Special Assessments as shall be levied, in addition to the Annual Assessments by the Managing Entity for that year only, as a result of (a) extraordinary items of expense; (b) nonrecurring capital expenditures; (c) any sums expended by the Managing Entity for the repair or replacement of a Unit or the Resort Facility damaged by a Licensee, its family, guests or any person claiming by, through or under the Licensee; (d) any sums expended by the Managing Entity for the addition or alteration of a Unit or the Resort Facility made by a Licensee in violation of the provisions of the Plan and/or Rules and Regulations, or (e) such other reason or basis determined by the Managing Entity in its sole discretion. Notwithstanding the foregoing, special assessments arising under subparagraphs (a), (b) and (e) above shall not be made unless approved by an affirmative vote of a majority in interest of the total number of Unit Weeks, unless (a) such assessment (other than a special assessment to restore or rebuild because of damage or destruction to a Unit(s) or to the Resort Facility) does not exceed 5% of the budgeted gross expenses for the calendar year; or (b) such assessment is a special assessment for the repair or rebuilding of a Unit(s) or the Resort Facility which does not exceed 10% of the budgeted gross expenses for the calendar year in which the assessment is levied. For purposes of the vote of Unit Week Holders, the Company will be allowed to vote the Unit Week of unissued Interests. The Managing Entity may, to the extent possible, allocate Special Assessments to the Licensee applicable when the special assessment is for the purpose of reimbursing the Managing Entity for costs incurred in bringing a Licensee or its License into compliance with the provision of this Plan, the Rules and Regulations, or the License. In addition, special assessments may be levied against individual Licensees for sums expended for repairs or replacements relating to damage caused by such Licensee or its family members, guests, lessees and any sums expended for violations by a Licensee of the provisions of the Plan, Rules and Regulations, and the License.

     C. Advisory Committee. At the Managing Entity's option, the Managing Entity may appoint from time to time, an Advisory Committee of Licensees, or officers, directors or principals of Licensees, consisting of between five and nine members. Advice may be sought by the Managing Entity from the Advisory Committee as to the amount of Annual and/or Special Assessments and other matters with respect to the operation of the Resort Facility as determined by the Managing Entity. The advice sought from the Advisory Committee is strictly advisory in nature, and the Managing Entity shall not be bound by advice from the Advisory Committee.

     D. Liability. Until the Licensee relinquishes his License to the Developer, the record Licensee(s) of each License in the Resort Facility shall be personally liable, jointly and severally, to the Managing Entity for the payment of the Annual Assessments or any Special Assessment (hereinafter, collectively referred to as "Assessments") levied by the Managing Entity against the Licensees and for all costs of collecting such Assessments, including interest, delinquent assessments and attorneys' fees at all trial and appellate levels. Until the Licensee relinquishes his License to the Developer, the Assessments, together with interest thereon, and the costs of collection, including attorneys fees at all trial and appellate levels, shall be a liability and assessment right upon such Licensee's License, but shall not encumber the property, real or personal, of any other person.

     E. Cancellation Rights and Allocation of Income. In the event a Licensee has cancellation rights under Chapter 721, F.S. or the Plan is canceled because 76 Interests are not sold by October 31, 1998, and the Developer, in its sole discretion decides to cancel the Plan in order to calculate the benefit for calculating the anticipated return, the amount shall be:

                   Dollar Amount
                 Benefit Per Night
Interest A            $ 70.00
Interest B            $ 75.00
Interest C            $ 85.00
Interest D            $120.00
Interest E            $130.00
Interest F            $175.00

     In allocating the Charthouse Rental Pool Income for the Unit
Weeks that are not removed from the rental pool, the Income shall be allocated to participating Unit Weeks, based upon the weeks in a year, as follows:


                                         Off
                                        Season       Gross
                            Number     Nightly     Potential                              Total % Per     Total % Per
                Number        of       Walk-in       Daily       Total %      Total %       Week (52      Interest 8
    Class      of Rooms   Interests      Rate       Revenue     Per Class    Per Suite       Weeks)          Weeks

A Interest              6          36         $70         $420     17.6101%       2.9350%       0.0564%          0.4515%

B Interest              4          24         $75         $300     12.5786%       3.1447%       0.0605%          0.4838%

C Interest              6          36         $85         $510     21.3836%       3.5639%       0.0685%          0.5483%

D Interest              6          36        $120         $720     30.1887%       5.0314%       0.0968%          0.7741%

E Interest              2          12        $130         $260     10.9015%       5.4507%       0.1048%          0.8386%

F Interest              1           6        $175         $175      7.3375%       7.3375%       0.1411%          1.1289%



                       25         150                   $2,385     100.000%      27.4633%       0.5281%          4.2251%


     The Developer or Managing Partner shall calculate the results and forward the net funds collected on a quarterly basis to holders of the Interests.


                              ARTICLE V
                       REMEDIES OF ENFORCEMENT


A. Intent of Operation of Plan. It is intended that this Plan be operated in a manner so that if a Licensee fails to pay the cost of the Interest Assessments (Annual and Special) due by such Licensee hereunder as they become due and except as required by Chapter 721 F.S., that the Licensee shall be deprived of use of such Licensee's Unit Weeks (in addition, any income from the rental pool, will become the Developer's property) until any delinquencies are paid in full. The Developer shall have the right to proceed against the Interest holder at law or in equity for amounts owing or unpaid as due.

B.   Enforcement of Plan.

     1. The covenants and restrictions herein contained may be enforced by the Developer or the Managing Entity in any judicial proceeding seeking any relief recognizable at law or in equity, including damages, injunction, and other mandatory relief against any person, persons, firm or entity violating or attempting to violate any covenant or restriction. The failure either by the Developer or the Managing Entity to enforce any covenant or restriction herein contained shall, in no event, be deemed a waiver of the right to do so thereafter. The prevailing party in any such litigation shall be entitled to reasonable attorneys' fees and court costs, including costs and fees at all trial and appellate levels.

     2. All rights, remedies or relief of whatsoever nature or kind provided herein in favor of the Developer or the Managing Entity shall be cumulative and non-exclusive, and none shall exclude, jointly or severally, any other right, remedy or relief permitted by law or otherwise available to the Developer or the Managing Entity.

     3. In addition to any other remedies which Developer or Managing Entity may have, in the event a Licensee shall be in default of any of the provisions of the Plan, the License or the Rules and Regulations, the Developer and the Managing Entity may levy a fine as determined, from time to time, by the Managing Entity against such Licensee, which shall continue until such default shall be remedied by the defaulting Licensee.

C.   Other Remedies in the Event of Non-payment of Assessments.

     1. In the event a Licensee shall fail to pay any Assessment after the same becomes due, then during such period of default the Licensee will be denied possession of a Unit for such Licensee's Assigned Unit Weeks (and any income from the rental pool, which will forever become the Developer's sole property). Such denial of use shall also extend to those parties claiming under the Licensee (including any exchange programs, if applicable). The Developer shall have the right to the use or rent of the Unit Weeks for such periods that the Licensee shall be deprived of use thereof, and the Developer shall be entitled to all income derived therefrom. Any income received by the Developer, however, shall reduce the amount of Assessments owed by the Licensee.

     2. Delinquent Assessments shall bear interest at up to the highest rate permitted by law. In addition, the Managing Entity may, in its sole discretion, impose an administrative late fee in an amount not to exceed $25.00 for each delinquent assessment.

     3. In addition, in the event a Licensee shall fail to pay any Assessment and such default continues for more than six (6) months or there are more than three (3) defaults of any duration, then the Developer may cancel the License of a Licensee. Upon cancellation of the Licensee's interest, the Interest shall belong to the Developer, and the Licensee shall forfeit all payments made previously.

     4. If the Licensee remains in possession of the Unit after his License has been canceled, the Licensee shall pay a rental fee for the Unit equal to the daily posted rate in the suite, which is applicable to the suite in the Class of Interest purchased as determined by the Managing Entity or the Developer from time to time.

     5. The remedies provided herein shall be non-exclusive and cumulative and shall not exclude any other remedies available to the Developer of this Plan, law, the License or otherwise.

D.   Failure of Licensee to Vacate.

     In the event any Licensee of a License fails to vacate a Unit at the expiration of his Assigned Unit Weeks, or at such earlier time as may be fixed by the Rules and Regulations adopted by the Managing Entity from time to time, he shall be deemed a "Holdover Licensee." It shall be the responsibility of the Managing Entity to take such steps as may be necessary to remove such Holdover Licensee from the Unit and to assist the Licensee of a License entitled to occupy a subsequent Assigned Unit Week, who may be affected by the Holdover Licensee's failure to vacate, to find alternative accommodations during such holdover period.

     In addition to such other remedies as may be available to it, the Managing Entity shall secure, at its expense, alternate accommodations for any Licensee who may not occupy a Unit during his Assigned Unit Week due to the failure to vacate of any Holdover Licensee. Such accommodations shall be as near in value to the Licensee's category of Interest as possible. The Holdover Licensee shall be charged the rack rate applicable to such suite or studio for the period of the holdover, the cost of such alternative accommodations for the Licensee who was not able to use such Licensee's Unit Week because of the holdover, any other costs incurred due to such Holdover Licensee's failure to timely vacate and an administrative fee of Fifty ($50.00) Dollars per day during his period of holding over. In the event it is necessary that the Managing Entity contract for a period greater than the actual period of holding over in order to secure alternative accommodations as set forth above, the entire period shall be the responsibility of the Holdover Licensee, although the Fifty ($50.00) Dollars per day administrative fee shall cease upon actual vacating by the Holdover Licensee.

     The Managing Entity shall submit a bill to the Holdover
Licensee in accordance with this paragraph, which must be paid immediately or the Holdover Licensee shall be in default and subject to the provisions of this Article.

     The foregoing provisions shall not abridge the Managing
Entity's right to take such other action as is provided by law or equity.

                              ARTICLE VI
                       GUARANTEE OF ASSESSMENTS

     The Developer may guarantee the Common Expenses as may be permitted by law and, during any such period of guarantee, the Developer shall not be required to pay any assessments levied with respect to Unit Weeks owned by the Developer, provided, however, during such period of the Developer's guarantee, Developer shall be obligated to pay for any amount required to pay the Common Expenses not receivable from Licensees of Licenses other than the Developer.

     For the period from October 31, 1997 through and including
December 31, 1998, the Developer guarantees that the Annual
Assessment per Unit Week shall not exceed the amounts per Class of Interest as set forth below:

Class A   -    $190.00

Class B   -    $190.00

Class C   -    $205.00

Class D   -    $285.00

Class E   -    $305.00

Class F   -    $365.00

     The Developer guarantees a total of $[    ].


                             ARTICLE VII
                           COMMON EXPENSES

     The following expenses are declared to be Common Expenses, which the Licensees are obligated to pay as provided herein.

A. Maintenance Fees. All expenses for the repair and upkeep of a Unit for normal wear and tear, repair and replacement of furniture, fixtures, appliances, carpeting and utilities.

B. Utility Charges. All charges levied for utilities providing services for any portion of the Resort Facility, whether they are supplied by a private or public firm. It is contemplated that this obligation will include all charges for water, electricity, gas, sprinkler systems, sprinkler pumps, telephone, sewer, sewage pumps, garbage removal, pest control, cable, elevators and any other type of utility or any other type of service charge.

C. Liability Insurance. The premiums on the policy or policies of insurance as described in Article IX of this Plan.

D. Fire, Windstorm and Other Casualty Insurance. The premiums for insurance as described in Article X of this Plan.

E. Destruction of Buildings or Improvements. Any sums necessary to repair or replace, construct or reconstruct damages caused by the destruction of any portion of the Resort Facility by fire, windstorm or other casualty in excess of the insurance proceeds available with respect to said damage or destruction.

F. Repair, Replacement and Maintenance. All expenses necessary to keep and maintain, repair and replace any portion of the Resort Facility, including, but not limited to, personal property, furniture, fixtures and equipment, in a manner consistent with the development of the Resort Facility and in accordance with the covenants and restrictions contained herein and in conformity with all orders, ordinances, rulings and regulations of any and all federal, state and city governments having jurisdiction thereof, as well as the statutes and laws of the State of Florida and the United States.

G. Operational Expenses. The costs of administration and operation of the Resort Facility, including but not limited to accounting costs, employee costs, front desk costs, management fees, maid service, deficits from any prior period, costs associated with operating the reservation system and rental pool, and all other costs of operating the Vacation License Plan.

H. Maintenance Costs under the Non-exclusive Easement. All costs for maintenance, replacement and repair of Common Areas due by the Developer under the Non-exclusive Easement granting to the Developer rights to use certain Common Areas of the Property.

I. Indemnification. Indemnification against any and all claims, suits, actions, damages and/or causes of action arising from any personal injury, loss of life, and/or damage to property, sustained on the Resort Facility and from and against all costs, counsel fees, expenses and liabilities incurred in connection with any such claim, the investigation thereof or the defense of any action or proceeding brought thereon and from and against any orders, judgments and/or decrees which may be entered thereon. Included in the foregoing provisions of indemnification are any expense that the Developer may be compelled to incur in bringing suit for the purpose of enforcing rights hereunder or for the purpose of compelling the specific enforcement of the provisions, conditions and covenants to be kept and performed by the Licensees.

J. Reserve Funds. Amounts to establish adequate reserve funds and/or sinking funds for replacement and/or capital refurbishment and/or capital improvements of all or any portion of the Resort Facility determined proper and sufficient by the Managing Entity. Each Licensee acknowledges, understands and consents that no Licensee shall have any interest, claim or right to any such reserves.

K. Taxes. Any and all taxes levied or assessed at any and all times by any and all taxing authorities, including all taxes, charges, assessments and impositions and liens for public improvements, special charges and assessments in water drainage districts and in general, all taxes and tax liens which may be assessed against the Resort Facility and against any and all personal property and improvements which are now or which may hereinafter be placed thereon, including any interest, penalties or other charges which may be included thereon.

L. Miscellaneous Expenses. The cost of all items or expenses pertaining to or for the benefit of the Resort Facility and any improvements now or hereafter located thereon or any part thereof and the operation of the Vacation License Plan not herein specifically enumerated.

                             ARTICLE VIII
                    MANAGEMENT OF RESORT FACILITY

     The Managing Entity has entered into a management agreement with Decade Properties, Inc. to provide management services with respect to the Resort Facility and the operation of the Vacation License Plan. The Managing Entity may enter into such other management agreements as the Managing Entity may determine in its sole discretion (including agreements with the Developer or its affiliate(s)), whereby it contracts for management services which are required to discharge its duties under this Plan and for the management, operation and maintenance of the Resort Facility and the Vacation License Plan. All costs associated with such management, exclusive of the 5% rental pool fee payable to the rental agent, shall be assessed as a Common Expense against the Licensees.

                              ARTICLE IX
                         LIABILITY INSURANCE

     The Managing Entity shall obtain liability insurance with such coverage and in such amounts as it may determine from time to time for the purpose of providing liability insurance coverage for the Resort Facility. Premiums for such insurance shall be part of the Common Expenses. Such insurance shall also include public liability, workmen's compensation and hired automobile coverage.

                              ARTICLE X
          CASUALTY INSURANCE AND DESTRUCTION OF IMPROVEMENTS

A. The Managing Entity shall obtain casualty insurance with such coverage and in such amounts as it may determine from time to time for the purpose of providing casualty insurance coverage for the Resort Facility, including fire and extended coverage insurance, vandalism and malicious mischief insurance, and rent loss coverage, all of which insurance shall insure all of the insurable improvements on and within the Resort Facility, including personal property owned by the Managing Entity, in a Company acceptable to the Managing Entity in an amount equal to the full insurable replacement value as determined from time to time by the Managing Entity. The premiums for such coverage and other expenses in connection with such insurance shall be charged to the Licensees as part of the Common Expenses. The Company or companies with which the Managing Entity shall place its insurance coverage, as provided in this Plan, and the insurance agent or agents placing such insurance must be authorized to do business in the State of Florida. Such insurance shall name the Developer as insureds as their respective interests may appear.

B.   Where a loss or damage occurs to any part of the Resort
Facility it shall be obligatory upon the Managing Entity to repair or restore the damage caused by said loss, subject to the provisions below.

     1. The Managing Entity shall promptly obtain reliable and detailed estimates of the cost of repairing and reconstruction of such damaged property for the purpose of determining whether the available insurance proceeds are sufficient to pay for the same.

     2. If the insurance proceeds are sufficient to pay for the estimated cost of restoration and repair, the Managing Entity shall have the right and obligation to cause the damage to be repaired and restored.

     3. If the net proceeds of the insurance are insufficient to pay for the estimated cost of restoration and repair (or for the actual cost thereof, if the work has actually been done), the Managing Entity shall promptly, upon determination of the deficiency, determine the amount of the Special Assessment which will be necessary to obtain the necessary funds to repair and to restore such damaged improvements. If the Special Assessment is 10% or less of the budgeted gross expenses for the calendar year in which the assessment is levied, then the Managing Entity shall levy such Assessment against the Licensees and shall upon receipt of adequate funds proceed to have the repairs and reconstruction completed. Each Licensee shall be responsible for a proportionate share of the Assessment attributable to the Unit Weeks which are licensed to the Licensee in the same manner that the Annual Assessment is allocated.

     4. If the Special Assessment exceeds 10% of the budgeted gross expenses for the calendar year in which the assessment is levied, then the damage or destruction shall not be repaired or reconstructed without the affirmative vote of a majority in interest of the total number of Unit Weeks. If the affirmative vote is obtained, then the Managing Entity shall levy such Special Assessment against the Licensees and shall upon receipt of adequate funds proceed to have the repairs and reconstruction completed. If the affirmative vote is not obtained, then in such event and only in such event, the damage and destruction shall not be repaired and this Plan and all Licenses shall terminate. The entire insurance proceeds shall be allocated between the Developer and the holders of the Unit Weeks in the Resort Facility with the holders of the right to use Unit Weeks being entitled to that portion of the proceeds equal to a ratio the numerator of which is the remaining number of years from the date of the damage to December 31, 2040 and the denominator is 43. The Developer shall be entitled to the balance of the proceeds. The proceeds due to the holders of the right to use Unit Weeks shall be allocated in the percentages and manner in which Common Expenses are allocated, provided that if a particular Licensee has not paid the entire purchase price and all payments for the License, then such Licensee shall have the option of (a) paying the balance due on such License, in which event such Licensee shall receive the pro rata share of insurance proceeds allocated to such Licensee's Unit Weeks as provided above, or (b) not paying such balance due on the purchase price of the License, in which event the insurance proceeds allocated to such Licensee's Unit Weeks shall be paid to the Developer.

C. Notwithstanding any provision to the contrary, during such time that the Resort Facility or the Unit(s) are untenantable because of such damage or destruction, the Managing Entity shall notify the holders of the affected Unit Weeks and such holders shall not be permitted to use said Unit Weeks. Such affected holders shall not be entitled to any compensation for such loss of use, unless the Managing Entity is able to obtain and does obtain loss of use insurance coverage, in which event the affected holders shall only be entitled to the portion of loss of use insurance proceeds applicable to the Unit Weeks in which the Licensee was not able to occupy a suite because of such damage or destruction.

                              ARTICLE XI
                             CONDEMNATION

     The taking of the Resort Facility by condemnation shall be deemed to be a casualty and the awards for that taking shall be deemed to be proceeds from insurance on account of the casualty. Whether the Resort Facility will be continued after condemnation will be determined in the manner provided for determining whether damaged property will be reconstructed and repaired after casualty. For this purpose, the taking by condemnation shall be deemed to be a casualty. If the Resort Facility is terminated after condemnation, the proceeds of the award shall be divided into two
(2) portions, one relating to the respective value of the Units Weeks until December 31, 2040 and the other portion to the Developer for the value of the Developer's remainder interest.
Such two portions shall be calculated in the same manner as provided with respect to the allocation and payment of proceeds in connection with a casualty. The portion due to the holders of Unit Weeks shall be allocated in the same manner as provided with respect to a casualty, including the provisions relating to the requirement that the purchase price and all License fees be paid in full before a Licensee is entitled to receive any part of the award. In the event of taking of any common area of the Resort Facility (not including a Unit), the Licensees shall have no right to any part of the award, and the Developer shall be entitled to the entire award.

                             ARTICLE XII
      GRANT OF EASEMENTS AND RESERVATION OF EASEMENTS AND RIGHTS

A.   Perpetual Non-Exclusive Easement to Common Areas and Public
     Ways.

     The driveways, walks and other rights-of-way in the Resort Facility shall be available for ingress and egress on a non-exclusive basis from the common areas and publicly dedicated ways for the Developer, the Managing Entity, the Licensees and all of their family members, guests, licensees, lessees and invitees and all other parties entitled to use any part of the Property or the Marina during the term of this Plan.

B.   Non-Exclusive Easement.

     The Owner has granted to the Developer a Non-exclusive Easement for the use and enjoyment of those areas designated as Common Areas in such Non-exclusive Easement Agreement. The Licensees shall have the right to use such Common Areas during their Unit Weeks in accordance with this Plan. The expenses for the maintenance, replacement and repair of such Common Areas shall be Common Expenses under this Plan.

                             ARTICLE XIII
                        RULES AND REGULATIONS

     The use of the Resort Facility shall be subject to such Rules and Regulations as established and promulgated by the Managing
Entity from time to time. All Licensees shall ensure compliance during their Unit Weeks with such rules and regulations.

                             ARTICLE XIV
                        AMENDMENTS TO THE PLAN

     This Plan may be amended only with the consent of the Developer and only by the vote of the holders of a majority in the interest of the total number of Unit Weeks, including those held by the Developer.

                              ARTICLE XV
                             TERMINATION

A. Notwithstanding any provision to the contrary, in the event that less than 76 Interests are sold by the Developer by October 31, 1998, the Developer has the right to cancel the Interests sold by refunding to the Licensees the purchase price paid by the Licensee less any and all income earned by such Licensee or benefits received in connection with the ownership of the Interest or rentals earned for the assigned Unit Weeks. In determining benefits for use, the Developer shall calculate benefits as provided in Article IV. The Licensees shall not be entitled to a refund of any Maintenance Fees paid. Upon such reacquisition, this Plan and the License Agreements shall be null and void.

B.   In the event of the termination of this Plan, the Resort
Facility shall be deemed removed from the provisions of the Act and all Licenses will be deemed canceled with all Licensees relinquishing any and all rights under the Plan.

                             ARTICLE XVI
                              PARTITION

     No Licensee or any other person or entity acquiring any right, title or interest in a License shall be entitled to seek or obtain through any legal procedures, judicial partition of the Resort Facility or sale of the Resort Facility in lieu of partition. It is understood that the License interest does not constitute real estate.

                             ARTICLE XVII
                          REMAINDER INTEREST

     By acceptance of a License subject to this Plan, each Licensee acknowledges the Developer's remainder interest (the "Remainder Interest") in that the License to each Licensee consists of a license which terminates on December 31, 2040, or such earlier date as provided herein.

     The Remainder Interest is transferable by the Developer, in its sole and absolute discretion. The holder of the Remainder
Interest shall have the following rights under the Declaration:

     1. To enforce all provisions of the Declaration against Licensees, the Managing Entity and the Developer, including, but not limited to, through an action for specific performance.

     2. To be named as an additional insured under all insurance policies as its interest may appear.

     3. To be entitled to share in any award under a condemnation proceeding as its interest may exist.

     4. The consent of the holder of the Remainder Interest shall be required for any termination of the Plan, any amendment that adversely affects its interest and any amendment of this Article.

     In any litigation brought by the holder of the Remainder
Interest, the holder of the Remainder Interest shall be entitled to recover its costs and attorneys' fees in the event it is the successful party, including such costs and fees on appeal.

     Notwithstanding the existence of the Remainder Interest, the Licensees shall be responsible for all Common Expenses and taxes for the Resort Facility without any right of contribution against the holder of the Remainder Interest.

                            ARTICLE XVIII
                  TRANSFER OF LICENSE AND UNIT WEEKS

     Provided that a Licensee is not in default of any provision of this Vacation License Plan or the License, such Licensee shall be permitted to sell, transfer or convey such Licensee's entire Interest and the License without the consent of the Developer or the Managing Entity, provided (a) that the entire purchase price and License Fee has been paid in full, (b) all Assessments are current, (c) the transferee executes such assumption documents required by the holder, (d) the transfer, sale, or conveyance complies with the applicable laws.

     After such permitted transfer, sale or conveyance, the transferring Licensee shall have no further liability for Common Expenses under this Plan. Provided that a Licensee is not in default of any provision of this Vacation Plan or the License, such Licensee may also sell, transfer, or convey partial Interests (a right to a certain Unit Week) but only with the prior written consent of the Managing Entity. The Managing Entity shall be permitted to impose such conditions as the Managing Entity determines necessary in its sole discretion in connection with transfers of partial Interests. With respect to any permitted transfer, prior to such transfer, the name, address and such other information as requested by the Managing Entity shall be delivered to the Managing Entity.

                             ARTICLE XIX
                             SEVERABILITY

     Invalidation of any one of these covenants or restrictions or any of the terms and conditions herein contained shall in no way affect any other provision which shall remain in full force and effect for such period of time as may be permitted by law.

     IN WITNESS WHEREOF, this Plan has been executed by Developer, this _________ day of ____________________, 1998.

Signed, Sealed and Delivered


In the Presence of:                CHARTHOUSE SUITES VACATION
                                   OWNERSHIP, INC.

_____________________________      BY: _______________________________
Print Name: _________________      Its: ______________________________



_____________________________
Print Name: _________________


                            ACKNOWLEDGMENT


STATE OF ________________)
                         ) SS.
COUNTY OF _______________)

     The foregoing instrument was acknowledged before me this ____ day of ___________________, 1998, by _____________________________,
as _________________________________, of CHARTHOUSE SUITES VACATION
OWNERSHIP, INC., on behalf of the corporation. He/she is personally known to be or has produced ___________________________ as a type of identification and who did/did not take an oath.

                                ___________________________________
                                Print Name: _______________________

                                Notary Public, State of ___________
                                Serial Number, if any: ____________
                                My commission expires: ____________

                              EXHIBIT A

                    LEGAL DESCRIPTION OF PROPERTY